Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between John A. Manzi (“Executive”) and NN, Inc. (the “Company”) on this 2nd day of January 2018 (the “Execution Date”).

WHEREAS, Executive has been the Company’s Senior Vice President and General Manager for the Precision Engineered Products (“PEP”) Group since October 2015;

WHEREAS, Executive has provided valuable service to the Company, in particular in the integration of the PEP Group;

WHEREAS, Executive has determined to voluntarily resign from the Company; and,

WHEREAS, the Company has agreed to make certain payments to Executive in consideration of the covenants of Executive contained herein.

NOW, THEREFORE, the parties, in consideration of the above and the agreements and covenants herein, agree as follows:

1.	Executive and the Company agree that Executive’s duties will cease as of January 2, 2018 and that Executive hereby voluntarily resigns and his employment with the Company will end on January 19, 2018 (“Separation Date”). Executive understands and acknowledges that following the Separation Date he will neither receive nor accrue any seniority based benefits including, but not limited to, vacation or other paid time off. Continuation of benefits, including any conversion from a Company sponsored life insurance policy to an individual life insurance policy, shall be subject to the terms and conditions of those benefit policies and solely at Executive’s expense.

2.	In exchange for and in consideration of all of the promises and covenants contained in this Agreement, including but not limited to the release of claims by Executive detailed in this Agreement, the Company agrees to provide Executive with the following:

(a)	a sum equal to the gross amount of Five Hundred Twelve Thousand One Hundred Dollars ($512,100) paid in equal installments on each regular Company biweekly payday commencing on the regular payday occurring immediately following the expiration of the revocation period referred to in Section 16 hereof and ending on the regular payday immediately preceding or coinciding with March 15, 2019;

(b)	an additional amount of Twelve Thousand Dollars ($12,000) to assist with transition from employment, paid in a lump sum on the first regular Company payday following the date any payments under this Agreement commence;

(c)	participation in the 2017 Executive Incentive Compensation program at Executive’s current pay and participation level, which is fifty percent (50%) of current base pay (provided any incentive compensation amounts paid will be based on actual performance versus plan, are determined in accordance with the Company’s corporate guidelines, will be distributed after completion of the Company’s fiscal year-end audit and final determination by the Company’s Compensation Committee);

(d)	the ownership rights to the Company’s mobile phone, mobile phone number, and iPad currently assigned to Executive, but with no obligation by the Company to continue any wi-fi service, cellular service or technology support for said devices;

(e)	Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for same; and,

(f)	accelerated vesting of the currently unvested NN, Inc. restricted shares awarded to Executive in 2016 and 2017; provided vesting will be effective on the eighth (8th) day after you timely sign and return this Agreement, provided there is no timely revocation of this Agreement as explained in Section 16 below.

The payments and benefits set forth above are hereinafter referred to collectively as “the Separation Benefits.” None of the Separation Benefits will be due until the Company timely receives a copy of this Agreement signed by Executive and the seven-day revocation period referenced in Section 16 of this Agreement has passed without receipt of a valid timely revocation by Executive. After the revocation period, the Separation Benefits will be provided in the time periods and manner set forth above. Should Executive not timely sign and return this Agreement by the deadline stated in Section 16 below or should Executive timely sign this Agreement, but then timely exercises his right to revoke it, none of the Separation Benefits will be due to Executive and Executive will be responsible for immediately returning the Company’s mobile phone and iPad in good working condition.

The Company’s obligations to make any payments pursuant to this Section 2 are expressly conditioned on Executive timely signing and returning this Agreement and Executive’s continued compliance with all of the provisions of this Agreement. Should Executive fail to comply with all provisions of this Agreement, the Company reserves the right to stop any further payments and to pursue legal action to collect all payments made as well as other damages to which it may be entitled by law.

The Company will withhold from any amounts payable under this Agreement any U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.	In exchange for the Separation Benefits, Executive releases the Company and its affiliates, predecessors, successors, subsidiaries, divisions, assigns, officers, directors, shareholders, physicians, employees, former employees, attorneys, insurers, agents, and corporate affiliates (collectively referred to as “Releasees”), from any and all claims, whether known or unknown, causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in Executive’s favor (whether known or unknown) which arise out of Executive’s employment with, or the separation of employment with the Company (the “Released Claims”) up through and including the Separation Date. The Released Claims shall include, but are not limited to, claims for breach of contract, wrongful termination, or past wages as permitted under applicable state law; claims under or based upon Title VII of the Civil Rights Act of 1964 as amended, Title VII of the Civil Rights Act of 1991 or any state counterpart, the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act as amended or any state counterparts, the Age Discrimination in Employment Act the Genetic Information Nondiscrimination Act and the Rehabilitation Act of 1973 or any state counterparts, or any other claims or causes of action emanating from common law; claims under or based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA“) (except for any claim for vested benefits under the terms of any ERISA covered employee benefit plan); the Massachusetts Minimum Fair Wage Law (Mass. Gen. Laws Ann. ch. 151); the Massachusetts Equal Pay Act (Mass. Gen. Laws Ann. ch. 105A); the State Labor Relations Law (Mass. Gen. Laws Ann. ch. 150A); the Unemployment Insurance Law (Mass. Gen. Laws Ann. ch. 151A); the Massachusetts Anti-discrimination Statute (Mass. Gen. Laws Ann. ch. 151B); Massachusetts workers’ compensation laws (Mass. Gen. Laws Ann. ch. 152); the Massachusetts Civil Rights Act (Mass. Gen. Laws Ann. ch. 93, § 103 et seq.); Massachusetts child labor laws (Mass. Gen. Laws Ann. ch. 149 ,§§ 69, 76, 86, 90-95a); the Massachusetts Whistleblower Act (Mass. Gen. Laws Ann. ch. 149, § 185); miscellaneous laws regulating labor relations, to the extent not duplicative with the foregoing (Mass. Gen. Laws Ann. ch. 149); the Massachusetts Antitrust Act (Mass. Gen. Laws Ann. ch. 93, §§ 1-14); Massachusetts regulations of business practices for consumers’ protection (Mass. Gen. Laws Ann. ch. 93A), the Rhode Island Fair Employment Practices Act; (R.I. Gen. Laws §§28-5-1 to 28-5-42) Rhode Island AIDS Law (R.I. Gen. Laws §23-6.3-11); Rhode Island Civil Rights of People with Disabilities Law (R.I. Gen. Laws §§42-87-1 to 42-87-5); Rhode Island Domestic Abuse Bias in Employment Law (R.I. Gen. Laws §12-28-10); Rhode Island Discrimination Based on Genetic Testing Law (R.I. Gen. Laws §§28-6/7-1 to 28-6.7-5); Rhode Island Military Family Relief Act (R.I. Gen. Laws §§30-33-1 to 30-33-6); Rhode Island Equal Pay Act (R.I. Gen. Laws §§38-6-17 to 28-6-21); Rhode Island Whistleblower Protection Act (R.I. Gen. Laws §§28-50-1 to 28-50-9); any similar city, county, or local laws or ordinances, and the common law of the State of Massachusetts and/or Rhode Island. In return for the consideration set forth in Paragraph 2 of this Agreement, Executive further specifically waives and releases any and all claims Executive may have arising out of the Executive Employment Agreement executed between Executive and the Company dated October 19, 2015 (the “Executive Employment Agreement”), a copy of which is attached hereto for reference.

As part of this release, Executive covenants not to sue the Releasees in any court or to request arbitration against the Releasees on any of the Released Claims. The Released Claims do not include claims that are not waivable by law. For example, nothing in this Agreement limits Executive’s ability to participate in any investigation by, or to file a complaint with, any federal or state administrative agency; Executive’s ability to file for unemployment compensation benefits or workers compensation benefits, or Executive’s ability to file a legal proceeding to pursue claims related to the enforcement or interpretation of this Agreement. With respect to claims brought on Executive’s behalf by a federal or state administrative agency, however, Executive agrees to waive his right (if any) to a monetary recovery. Notwithstanding anything to the contrary herein contained, the Released Claims do not include (i) any vested rights Executive has to employee benefits such as benefits under the Company’s 401(k) plan or any stock option agreement; (ii) any rights Executive has under that certain Stock Purchase Agreement dated as of August 17, 2015 (the “Stock Purchase Agreement”) among the Company, Precision Engineered Products Holdings, Inc., and PEP Industries LLC, including but not limited to the rights under Section 7.6 thereof; (iii) any claims, rights, or obligations under this Agreement and (iv) any rights to indemnification Executive has under the Company’s certificate of incorporation or by-laws, as now in effect.

4.	Executive acknowledges and agrees that he has not assigned to anyone any of the Released Claims.

5.	Executive acknowledges and agrees that: (a) Executive received all pay to which he was entitled during employment with the Company; (b) Executive does not believe that he is owed unpaid wages, bonus or incentive compensation payments, or unpaid overtime compensation by the Company; and (c) Executive does not believe that his rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), have been violated during his employment with the Company. Executive also acknowledges and agrees that: (a) Executive has received all paid and unpaid leave, including benefits under the federal Family and Medical Leave Act (“FMLA”), to which he was entitled during his employment with the Company; (b) Executive has no pending request for FMLA leave; and (c) Executive does not believe that his rights under the FMLA have been interfered with or that he has been discriminated against or otherwise mistreated based on any request for leave or based on any illness, condition, or injury to himself or a family member during employment with the Company.

6.	Executive agrees that prior to the Separation Date he will deliver to the Company all documents, records, or other property of any nature belonging to the Company in his custody or control, except that property specified in Subsection 2(d) above.

7.	Through February 28, 2018, Executive agrees to provide reasonable assistance to the Company when requested and upon reasonable notice to transition his job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are reasonably necessary to affect such transition.

8.	Executive agrees to cooperate with the Company and its attorneys in connection with any and all legal matters, lawsuits, investigation or audits involving matters that occurred during Executive’s employment with the Company. Such cooperation may include, but is not limited to, meeting with the Company’s attorneys upon reasonable notice and/or providing truthful and accurate information, testimony and documents. Such cooperation shall be given at mutually agreed times and upon reasonable advance notice, and Executive shall be promptly reimbursed for all documented out-of-pocket costs and expenses incurred by him in providing such cooperation. Executive shall notify the Company promptly if Executive receives a subpoena or is otherwise required by legal process to provide testimony, documents or information regarding the Company’s business operations or Executive’s actions as an employee of the Company. Executive acknowledges and agrees that during his tenure with the Company he was privy to communications protected by the attorney client and/or attorney work product privileges and that he is not authorized to waive such privileges or disclose such information.

9.	Executive agrees that he will never seek reemployment or any contractual relationship with the Company or any of its divisions or affiliates.

10.	Executive acknowledges and agrees the Company has developed confidential information, strategies and programs, which include customer lists, prospect lists, expansion and acquisition plans, market research, sales systems, marketing programs, computers systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, methods of operating, service systems, training programs and methods, other Trade Secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain advantage over competitors who do not know of such information (collectively “Confidential Information”). The term “Confidential Information shall not include (i) any such information that, prior to its use or disclosure by Executive, can be shown to have been in the public domain or generally known or available to customers, suppliers, or competitors of the Company through no breach of the provisions of this Agreement or other non-disclosure covenants; and (ii) any such information that, prior to its disclosure by Executive, was rightfully in the receiving third party’s possession, without violation of the provisions of this Agreement or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by Executive, was independently developed by the receiving third party without violation of the provisions of this Agreement or other non-disclosure covenants. In performing duties for the Company, Executive regularly has been exposed to and worked with Confidential Information of the Company. Executive may also have been exposed to and worked with Confidential Information of the Company’s affiliates and subsidiaries. Executive acknowledges and agrees that Confidential Information and Trade Secrets of the Company and its affiliates and subsidiaries is critical to the Company’s success and that the Company and its affiliates and subsidiaries have invested substantial sums of money in developing the Confidential Information and Trade Secrets. Executive agrees that following the Separation Date he will not reproduce, publish, disclose, use, reveal, show, or otherwise communicate to any person or entity any Confidential Information or Trade Secrets of the Company, its affiliates and/or subsidiaries unless specifically directed in writing by the Company to do so or unless required by law or pursuant to valid legal process. Executive further agrees that prior to the Separation Date he will return all documents, electronic or otherwise, containing or referring to Confidential Information and Trade Secrets that may be in Executive’s possession, custody, or control. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the employers’ trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Executive agrees that this Agreement will be considered Confidential Information and that Executive will not disclose its existence or its terms unless he does so to his attorney, a financial advisor, his spouse, or in the pursuit of legal action that does not relate to a Released Claim and is otherwise permitted under the terms of this Agreement. Executive acknowledges and agrees that should he choose to disclose this Agreement to his attorney, financial advisor, and/or spouse, that those persons will become his agents and will be equally bound by the confidentiality provisions of this Agreement. Any breach of Executive’s confidentiality obligations by Executive or by his agent as defined herein will result in the Company ceasing any further payments that may be due herein and the Company reserves all rights to institute legal proceedings for repayment of all amounts previously paid to Executive as well as all other damages available by law.

11.	Executive agrees that during his tenure of employment with the Company and for a period of eighteen (18) months following the Separation Date (the “Restricted Period”), he will not, acting directly or indirectly, or through any other person, firm, entity, or corporation, hire, contract with or employ any then employee of the Company, and/or any then employee of any affiliate or subsidiary of the Company with which Executive interacted or about which Executive gained Confidential information during his employment with the Company (“Restricted Employees”). Further, Executive will not induce or attempt to induce or influence or attempt to influence any of the Restricted Employees to terminate employment with the Company, affiliate or subsidiary. This provision, however, shall not apply to Executive in the case of the solicitation of his immediate family members, if any.

12.	Executive agrees that during his tenure of employment with the Company and for the Restricted Period, Executive will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined below, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers for any purpose related to a Competing Business, as defined below. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same purpose as, any product or service produced, sold or marketed by the Company or any parent, subsidiary or affiliate of the Company with which Executive interacted or about which Executive gained Confidential Information and/or Trade Secrets during his employment with the Company. The term “customer” or “supplier” means any customer or supplier (whether actual or potential) with whom Executive or any other employee of the Company or any parent, subsidiary or affiliate of the Company had business contact during the eighteen (18) months immediately before the Separation Date. Notwithstanding the foregoing, this section shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

13.	Executive grants the Company the right to notify any future or prospective employer of Executive or any other entity or person of the existence of the terms of this Agreement including, but not limited to, the restrictive covenants set forth herein and grants the Company the right to provide a copy of this Agreement in connection with said notification.

14.	Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Executive during employment with the Company and pertaining to or useful in or to (directly or indirectly) the activities of the Company and/or any parent, subsidiary or affiliate of the Company (collectively “Company Intellectual Property”) shall remain the exclusive property of the Company.

15.	Executive is advised and encouraged to consult with an attorney of his choice before signing this Agreement.

16.	Executive understands that he has twenty-one (21) calendar days to consider the terms of this Agreement, sign it, and return it to the Company’s representative, Gail Nixon, Vice President — Human Resources of NN, Inc. Executive further understands that he has seven (7) calendar days following his execution of this Agreement to revoke this Agreement. If Executive wishes to revoke this Agreement, Executive must notify the Company’s representative, Gail Nixon, Vice President – Human Resources of NN, Inc., in writing and deliver that notification to her within seven (7) days following his execution of this Agreement. Any mailed notice of revocation must be postmarked prior to the conclusion of the seventh day after the signing of the agreement.

17.	By signing this Agreement, Executive represents and warrants that he:

(a)	Has carefully read this Agreement and understands its terms:

(b)	Has been advised to consult with an attorney of his choice before signing this Agreement;

(c)	Agrees that the consideration offered in exchange for his agreement to the terms herein consists of payments and benefits of value that Executive is not otherwise entitled to receive by virtue of his employment or his separation of employment with the Company;

(d)	Has had an adequate opportunity of twenty-one (21) days to consider the terms of this Agreement;

(e)	Understands he has an additional seven (7) days after signing this Agreement to change his mind and revoke it;

(f)	Understands that this Agreement will not become effective after he signs it until the seven (7) day revocation period has run without the Company receiving a valid, timely revocation;

(g)	Voluntarily assents to all the terms and conditions contained herein;

(h)	Has signed this Agreement voluntarily and of his own free will; and

(i)	Is not suffering from any disability or condition that would render Executive unable to legally enter into this Agreement.

18.	Executive agrees that he will not make any statements, written or verbal, that are derogatory or disparaging concerning the Company, or concerning any current or former directors, officers, or employees of the Company. The Company similarly agrees that it will not make any statements, written or verbal, that are derogatory or disparaging concerning Executive or his employment with the Company. The Company further agrees that it will provide a positive reference about Executive to any prospective future employer.

19.	Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-1(n) promulgated thereunder, the Parties agree that as of the Separation Date, Executive’s termination of employment is within the meaning set forth in Treas. Reg. §1.409A-1(n) and all payments under this Agreement are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409- 1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A. Executive will be paid his regular base salary (subject to any applicable withholding and deductions) through the Separation Date. Executive’s final, prorated salary will be paid on the next normal Company payday following the Separation Date. Executive understands and agrees that he will not receive, nor be entitled to, any additional salary or other pay subsequent to the Separation Date, except as set forth specifically in the Agreement terms described herein.

20.	The parties agree that the Executive Employment Agreement between Executive and the Company, dated October 19, 2015 (the “Employment Agreement”), will be terminated as of January 19, 2018 by virtue of Executive’s voluntary resignation of employment regardless of whether Employee chooses to timely sign and return this Agreement. In the event that Executive chooses to timely sign and return this Agreement and does not exercise his right to revoke it, then the terms of this Agreement will supersede and replace the Employment Agreement in its entirety including those provisions in the Employment Agreement that survive termination according to the terms of the Employment Agreement. This Agreement will, therefore, constitute the entire agreement existing between Executive and the Company. Should Executive, however, not timely sign and return this Agreement or Executive timely signs and returns this Agreement but timely exercise his right to revoke it, then the Employment Agreement will still terminate as of January 19, 2018 but the provisions in the Employment Agreement that survive termination will continue in full force and effect including, but not limited to, provisions contained in Paragraphs 7, 8, 9, 10 and 11 of the Employment Agreement.

21.	This Agreement does not constitute an admission of liability or wrongdoing by either party.

22.	Whenever the word “Executive” is used in this Agreement, it shall be deemed to include John A. Manzi, his heirs, administrators, and/or the legal representative of his estate. Whenever the words “the parties” are used in this Agreement, they shall be deemed to include “Executive” and “Company,” as defined herein.

23.	This Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms under this Agreement to his devisee, legatee or other designee, or if there be no designee, to the Executive’s estate.

24.	In the event that any provision of this Agreement is held to be unenforceable for any reason by a court of competent jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby, and the invalid or unenforceable provision shall be deemed not to be a part of this Agreement. This Agreement shall not be construed strictly for or against Executive or the Company.

25.	This Agreement and any disputes relating to this Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

26.	The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to set off for any reason and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date written above.

NN, Inc.

/s/ Richard D. Holder

Richard D. Holder

President and CEO

Executive Acknowledgement:

I agree that I have been advised to consult with an attorney of my choice before signing this Agreement, and acknowledge that I have had an opportunity to ask any questions regarding this agreement before signing it. By my signature below, I acknowledge that I understand and hereby accept the terms of the Agreement set forth above.

  /s/ John A. Manzi

John A. Manzi

1-3-18

Date Signed